Exhibit 7.4

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of September 25, 2009, is made and entered into by and among FCP Fund I, L.P., a Delaware limited partnership (“Parent”), FCP/ACPT Acquisition Company, Inc., a Maryland corporation and an indirect subsidiary of Parent (“MergerSub” and together with Parent, the “Buyer Parties”), and certain shareholders of American Community Properties Trust, a Maryland real estate investment trust (the “Company”), identified in Exhibit A attached hereto (each a “Wilson Family Shareholder” and collectively, the “Wilson Family Shareholders”).

WHEREAS, the Company and the Buyer Parties wish to effect a business combination through a merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger, dated as of September 25, 2009, by and among the Company and the Buyer Parties (the “Merger Agreement”), and in accordance with the Maryland REIT Law and the Maryland General Corporation Law;

WHEREAS, the Wilson Family Shareholders collectively own, in the aggregate, 2,650,720 shares of common stock, par value $0.01 per share, of the Company (including any equity interests into which such common shares may be converted or exchanged after the date hereof, the “Wilson Family Shares”) (such Wilson Family Shares, together with any other equity interests in the Company acquired by the Wilson Family Shareholders after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as an inducement to the Buyer Parties to enter into the Merger Agreement and incur the obligations set forth therein, the Buyer Parties require that each Wilson Family Shareholder enter into this Agreement, and the Wilson Family Shareholders desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.                      Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

Section 2.                      Representations and Warranties of the Wilson Family Shareholders.  Each Wilson Family Shareholder hereby, jointly and severally, represents and warrants to the Buyer Parties as follows:

(a)           Organization; Authority.  Each of Interstate Business Corporation and Wilson Securities Corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Wilson Family L.P. (together with Interstate Business Corporation and Wilson Securities Corporation, the “Entity Shareholders” and each, an “Entity Shareholder”) is a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.  Each Entity Shareholder has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by each Entity Shareholder of this Agreement and the consummation by each Entity Shareholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action by such Entity Shareholder or by its general partner, as applicable.  Each Wilson Family Shareholder that is not also an Entity Shareholder has full legal right, capacity, power and authority to execute this Agreement and to consummate the transactions contemplated hereby.

(b)           Binding Obligation.  This Agreement has been duly executed and delivered by each Wilson Family Shareholder and constitutes a legal, valid and binding obligation of each Wilson Family Shareholder, enforceable in accordance with its terms.

(c)           No Conflicts.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms hereof will violate, conflict with or result in a breach, require any consent or approval, or constitute a default (with or without notice or lapse of time or both) under any provision of, the organizational documents of any Entity Shareholder or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to any Wilson Family Shareholder or to any Wilson Family Shareholder’s property or assets.  No authorization, consent or approval of, or any filing with, any public body or authority is necessary for consummation by any Wilson Family Shareholder of the transactions contemplated by this Agreement.

(d)           The Subject Shares.  Each Wilson Family Shareholder is the sole record and beneficial owner of, and has good and marketable title to, the number of Company Common Shares set forth opposite the name of such Wilson Family Shareholder in Exhibit A, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim, other than normal and customary pledges made to certain banking institutions in connection with loan agreements that have been entered into by the Wilson Family Shareholders.  No Wilson Family Shareholder owns, of record or beneficially, any Company Common Shares other than as set forth opposite the name of such Wilson Family Shareholder in Exhibit A.  Each Wilson Family Shareholder has the sole right to vote, or to dispose of, the number of Company Common Shares set forth opposite the name of such Wilson Family Shareholder in Exhibit A, and none of such Company Common Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Company Common Shares, except as contemplated by this Agreement.  There are no agreements or arrangements of any kind, contingent or otherwise, obligating any Wilson Family Shareholder to sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose or encumber (each, a “Transfer”), or cause to be Transferred, any of the Subject Shares.  No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(e)           Litigation.  No Wilson Family Shareholder has received notice of, and there is no pending, or, to the knowledge of any Wilson Family Shareholder, threatened, action, suit, claim, arbitration, proceeding or investigation against, affecting or involving any Wilson Family Shareholder relating to, or affecting in any manner, the Subject Shares, or that questions the validity of this Agreement or any action taken or to be taken by any Wilson Family Shareholder in connection with this Agreement.

Section 3.                      Covenants of the Wilson Family Shareholders.  Until the termination of this Agreement in accordance with Section 4, each Wilson Family Shareholder agrees as follows:

(a)           Agreement to Vote in Favor.  At any meeting of the shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Merger and the Merger Agreement is sought, each Wilson Family Shareholder shall vote (or cause to be voted) its Subject Shares in favor of the approval of the Merger and the Merger Agreement and each of the transactions contemplated by the Merger Agreement.

(b)         Agreement to Vote Against.  At any meeting of the shareholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, each Wilson Family Shareholder shall vote (or cause to be voted) its Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Acquisition Proposal, (ii) any amendment of the Company’s Amended and Restated Declaration of Trust or Amended and Restated Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of Company Common Shares, and (iii) any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement.

(c)           Restrictions on Transfer.  Each Wilson Family Shareholder agrees not to, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than pursuant to the Merger Agreement or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement.

(d)           Legend.  Each Wilson Family Shareholder agrees to cooperate with the Buyer Parties and the Company to cause the transfer agent of the Company to place a restricted or similar legend on one or more certificates evidencing the Subject Shares (if certificated) and/or in the electronic ledger maintained by the transfer agent to note the transactions contemplated by, and the various restrictions contained in, this Agreement with respect to the Subject Shares.

(e)           Additional Covenants.

(i)           Each Wilson Family Shareholder hereby agrees not to take any action that would make any representation or warranty of the Wilson Family Shareholders contained herein untrue or incorrect or have the effect of preventing, impeding, or in any material respect, interfering with or adversely affecting the performance by the Wilson Family Shareholders of their obligations under this Agreement;

(ii)           Each Wilson Family Shareholder hereby waives any rights of appraisal or rights of dissent from the Merger that such Wilson Family Shareholder may have;

(iii)           Each Wilson Family Shareholder hereby agrees to promptly notify Parent of the number of any new Company Common Shares acquired by the Wilson Family Shareholders, if any, after the date hereof, which shares shall be subject to the terms of this Agreement as though owned by the Wilson Family Shareholders on the date hereof; and

(iv)           Each Wilson Family Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the U.S. Securities and Exchange Commission and in the Company’s proxy statement any Wilson Family Shareholder’s identity and ownership of the Subject Shares and the nature of such Wilson Family Shareholder’s obligation under this Agreement, provided that such Wilson Family Shareholder is provided with a reasonable opportunity to review and comment on such disclosure.

Section 4.                      Termination.  This Agreement shall terminate (i) upon the earlier of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with the terms thereof, or (ii) at any time upon notice by the Buyer Parties. No party hereto shall be relieved from any liability for breach of this Agreement by reason of any such termination.

Section 5.                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflicts of law rules of such state.

Section 6.                      Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Maryland or any Maryland state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11 shall be deemed effective service of process on such party.

Section 7.                      Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.                      Specific Performance.  Each Wilson Family Shareholder acknowledges and agrees that (i) the covenants, obligations and agreements of the Wilson Family Shareholders contained in this Agreement relate to special, unique and extraordinary matters, and (ii) a violation of any of the terms of such covenants, obligations or agreements will cause the Buyer Parties irreparable injury for which adequate remedies are not available at law.  Therefore, each Wilson Family Shareholder agrees that the Buyer Parties shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Wilson Family Shareholders from committing any violation of such covenants, obligations or agreements.  These injunctive remedies are cumulative and in addition to any other rights and remedies the Buyer Parties may have.

Section 9.                      Amendment, Waivers, Etc.  Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Buyer Parties and the Wilson Family Shareholders.  No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

Section 10.                   Assignment; No Third Party Beneficiaries.  This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that Parent may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any of its affiliates and Parent may substitute any direct or indirect subsidiary for MergerSub.  This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto.  Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 11.                      Notices.  All notices, requests, claims, demands and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers:

if to the Buyer Parties, to:

FCP Fund I, L.P.
c/o Federal Capital Partners
1000 Potomac Street, Suite 120
Washington, D.C.  20007
Facsimile:                      (202) 333-6030
Attention:                      Lacy I. Rice

with a copy (which shall not constitute notice) to:

Hogan & Hartson LLP
555 Thirteenth Street, NW
Washington, D.C. 20004
Facsimile:                      (202) 637-5910
Attention:                      David W. Bonser
Alexander J. Park

if to any of the Wilson Family Shareholders, to the address listed next to such Wilson Family Shareholder’s name in Exhibit A;

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.                      Remedies.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.                      Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 14.                      Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 15.                      Further Assurances.  The Wilson Family Shareholders shall, upon the request of Parent, execute and deliver such documents and take such action deemed by Parent to be reasonably necessary to effectuate the purposes of this Agreement.

Section 16.                      Capacity.  Each Wilson Family Shareholder has executed this Agreement solely in its capacity as a shareholder of the Company.  Without limiting the foregoing, nothing in this Agreement shall limit or affect any actions taken by any Wilson Family Shareholder or any representative of an Entity Shareholder in his or her capacity as an officer, trustee, member, employee or manager of the Company.

Section 17.                      Section Headings.  The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 18.                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each party hereto has executed and delivered this Agreement, or has caused this Agreement to be duly executed and delivered on its behalf, as of the date first set forth above.

BUYER PARTIES:

FCP FUND I, L.P.

By:          FCP Fund I GP, LLC, its General Partner

/s/ Lacy I. Rice
By:
Name:  Lacy I. Rice
Title:    Class A Member

FCP/ACPT ACQUISITION COMPANY, INC.

/s/ Lacy I. Rice
By:
Name: Lacy I. Rice
Title:   President

WILSON FAMILY SHAREHOLDERS:

INTERSTATE BUSINESS CORPORATION

/s/ James Michael Wilson
By:
Name: James Michael Wilson
Title: President

WILSON SECURITIES CORPORATION

/s/ James Michael Wilson
By:
Name: James Michael Wilson
Title: President

WILSON FAMILY L.P.

/s/ James Michael Wilson
By:
Name: James Michael Wilson
Title: General Partner

/s/ James Michael Wilson
_____________________________________
J. Michael Wilson

/s/ Kevin J. Wilson
_____________________________________
Kevin J. Wilson

/s/ Elizabeth W. Weber
_____________________________________
Elizabeth W. Weber

/s/ Thomas B. Wilson
_____________________________________
Thomas B. Wilson

/s/ Mary P. Wilson
_____________________________________
Mary P. Wilson

/s/ Brian J. Wilson
_____________________________________
Brian J. Wilson

/s/ James J. Wilson
_____________________________________
James J. Wilson

/s/ Barbara A. Wilson
_____________________________________
Barbara A. Wilson

EXHIBIT A

Wilson Family Shareholders

Holder	Address	Number of Company Common Shares
Interstate Business Corporation		1,549,976
Wilson Securities Corporation		545,673
Wilson Family L.P.		21,350
J. Michael Wilson	222 Smallwood Village Center St. Charles, MD 20402	86,397
Kevin J. Wilson		86,397
Elizabeth W. Weber		86,397
Thomas B. Wilson		86,397
Mary P. Wilson		86,397
Brian J. Wilson		86,397
James J. Wilson		15,289
Barbara A. Wilson		50
Total		2,650,720